Exhibit 99.1

For Immediate Release

For Further Information Contact:
Roy A. Fletcher, Investor Relations
Crusader Energy Group Inc.
(405) 241-1847

CRUSADER ENERGY GROUP ANNOUNCES YEAR END RESERVES, CONTINUES
TO FLEX 2009 DRILLING BUDGET DOWNWARDS, BORROWING BASE
REDUCTION AND ENGAGEMENT OF FINANCIAL ADVISOR
OKLAHOMA CITY, OKLAHOMA, February 27, 2009: Crusader Energy Group Inc. (AMEX:KRU) announces the following:
•
December 31, 2008 preliminary consolidated proved reserves based upon year-end SEC product pricing ($37.89/bbl and $5.40/mcf) of approximately 206 BCFE (proved developed producing reserves of approximately 73 BCFE and proved developed non producing of approximately 17 BCFE)

•	Crusader and acquired entities’ production for Calendar 2008 approximated 10.7 BCFE

•	Crusader and acquired entities drilled 153 gross (63 net) wells in calendar 2008 with a success rate exceeding 90%

•
During Calendar 2008 Crusader and acquired entities increased land holding from 683,000 gross acres (248,000 net) to 1,015,000 gross acres (442,000 net) and 3D seismic holdings increased from 251 square miles to 1,489 square miles

•
Management continues to flex 2009 drilling budget downwards to $43.6MM from the previously announced budget of $103.6 MM through several iterations as a result of decreased product pricing and continues to evaluate further reduction

•
Currently 2 drilling rigs are active on operated properties focusing only on the Company’s Cleveland Tight Sand development, only 1 drilling rig is active on a non-operated property in the Anadarko Basin.

The above noted year end reserves of 206 BCFE yielded a significant increase from the December 31, 2007 pro forma combined reserves of 155 BCFE as reported in the Proxy Statement filed with the SEC on May 28, 2008 in connection with the Westside transaction. The pro forma production of 10.7 BCFE reported above yielded an approximate 55% increase from the calendar 2007 pro forma production of 6.9 BCFE, as previously reported. Crusader drilled 99 gross (39 net) wells during calendar 2008 and the acquired entities drilled 54 gross (24 net) wells during 2008 prior to the consummation of the Westside transaction.
On February 23, 2009, the availability on the Company’s $140,000,000 Senior Credit Facility was reduced from $70 Million to $25 Million. The outstanding balance of $30 Million exceeded the revised availability, resulting in a borrowing base deficiency of $5 Million. The Company currently is evaluating the options to remedy the deficiency as permitted under the Senior Credit Facility. There are no assurances that the Company will be successful in effecting a timely remedy of the borrowing base deficiency.

In response to the downward revision in the Company’s availability under its Senior Credit Facility coupled with the current credit market and prevailing, lower product pricing environment, the Company has engaged Jefferies & Company, Inc. as a financial advisor to assist the Company in evaluating its financial and strategic alternatives, including addressing the borrowing base deficiency.
MANAGEMENT COMMENTS
Commenting on the announcement, David D. Le Norman, Crusader’s President and CEO, said, “We were pleased with our performance with the drill bit this year and the quality reserves, land holdings, and 3D assets we were able to accumulate. The Company’s management continued throughout the downturn in the product pricing to reduce our CAPEX and G&A budgets. However, the reduction in the borrowing base precipitated our moving very quickly to hire a quality financial advisor, Jefferies & Company, Inc., to aid us in identifying and evaluating alternatives that would maximize our stakeholders’ value in this difficult time for the Company and our industry.”
Le Norman also commented, “The market environment also has resulted in the resignation of one of our directors, Shirley A. Ogden.” The Company received Ms. Ogden’s resignation on February 25, 2009, citing increased time constraints related to her primary job responsibilities of managing portfolio investments for a Dallas, Texas concern. Le Norman added, “The Company appreciates Ms. Ogden’s contributions and she will be missed.”
ABOUT CRUSADER ENERGY
Oklahoma City-based Crusader Energy Group Inc. is an oil and gas company with assets focused in various producing domestic basins. The Company has a primary focus on the development of unconventional resource plays which includes the application of horizontal drilling and cutting edge completion technology aimed at developing shale and tight sand reservoirs. The Crusader assets are located in various domestic basins, the majority of which are in the Anadarko Basin and Central Uplift, Ft. Worth Basin Barnett Shale, Delaware Basin, Val Verde Basin, and the Bakken Shale of the Williston Basin.
For other information regarding Crusader, please visit the Company’s Internet Web site at http://www.crusaderenergy.com. In addition to SEC filings and press releases, the Company posts materials of general interest to investors including any current investor meeting information or Crusader conference or analyst presentations. The Company plans to file a current report on a Form 8-K on February 27, 2009, reporting and further describing the reduction of the borrowing base under the Senior Credit Facility and the engagement of Jefferies & Company, Inc.

FORWARD-LOOKING STATEMENT DISCLOSURE
This press release contains “forward-looking statements” within the meaning of the Federal securities laws and regulations. Forward-looking statements are estimates and predictions by management about the future outcome of events and conditions that could affect Crusader’s business, financial condition and results of operations. We use words such as, “will,” “should,” “could,” “plans,” “expects,” “likely,” “anticipates,” “intends,” “believes,” “estimates,” “may,” and other words of similar expression to indicate forward-looking statements.
There is no assurance that the estimates and predictions contained in our forward-looking statements will occur or be achieved as predicted. Any number of factors could cause actual results to differ materially from those referred to in a forward-looking statement, including drilling risks, operating hazards and other uncertainties inherent in the exploration for, and development and production of, oil and natural gas; volatility in oil and natural gas prices, including the adverse impact of lower prices on the amount of our cash flow available to meet capital expenditures, our ability to borrow and raise capital and on the values attributed to our proven reserves; drilling and operating risks in the unconventional shales and other reservoirs in which we operate, including uncertainties in interpreting engineering, reservoir and reserve data; the availability of technical personnel and drilling equipment; the timing and installation of processing and treatment facilities, third-party pipelines and other transportation facilities and equipment; changes in interest rates; and increasing production costs and other expenses. Furthermore, there can be no assurance the Company will be able to identify or effect, on favorable terms or at all, any financial or strategic alternatives, including as may be required to timely remedy the Company’s borrowing base deficiency.
Further information on risks and uncertainties affecting our business is described under Risk Factors and are available in our reports filed with the SEC which are incorporated by this reference as though fully set forth herein. We undertake no obligation to publicly update or revise any forward-looking statement.